EXHIBIT 99.1

Flushing Financial Corporation to meet with Institutional Investors

UNIONDALE, N.Y., May 04, 2017 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq:FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced that John R. Buran, the Company’s President and Chief Executive Officer and Susan K. Cullen, the Company’s Senior Executive Vice President and Chief Financial Officer, will be meeting with institutional investors, through an arrangement with Corbin Advisors on May 8th, 11th and 18th and at the Piper Jaffray Financial Institutions Conference on May 16th.. On May 11th, Mr. Buran and Ms. Cullen will also be joined by Francis W. Korzekwinski, the Company’s Senior Executive Vice President and Chief of Real Estate Lending.

WHO	Flushing Financial Corporation, with $6.2 billion in consolidated assets, is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.
WHAT	Meetings with institutional investors through an arrangement with Corbin Advisors and at the Piper Jaffray Financial Institutions Conference.
WHERE/WHEN	Boston, Massachusetts on Monday, May 8, 2017. New York, New York on Thursday, May 11, 2017 and Thursday May 18, 2017. Palm Beach, Florida on Tuesday, May 16, 2017.
PRESENTATION	The presentation will focus on the Company’s performance and its strategic operating objectives. The presentation will be available on the Company’s website, www.flushingbank.com, on May 8, 2017.
RECENT NEWS	· April 25, 2017- Flushing Financial Corporation Reports First Quarter Results GAAP Diluted EPS of $0.42, up 27.3% YOY Driven by 11.5% Annualized Loan Growth and Record Net Interest Income.
· March 1, 2017- Flushing Financial Corporation Increases Its Quarterly Dividend 6% to $0.18 Per Share.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

CONTACT:
Susan K. Cullen
Senior Executive Vice President and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400